SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K/A

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         Date of Report: August 22, 2003

                           INNOVATIVE MEDICAL SERVICES
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             (Exact name of registrant as specified in its charter)

                   California                        33-0530289
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        (State or other jurisdiction             (I.R.S. Employer
      of incorporation or organization)         Identification No.)


                 1725 Gillespie Way, El Cajon, California 92020
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               (Address of principal executive offices)(Zip Code)

                                 (619) 596 8600
                                -----------------
              (Registrant's telephone number, including area code)


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Explanatory note on amendment:  This admendment has been filed to include the acquired promissory note as an exhibit.

Item 5. Other Events and Required FD Disclosure

The attached financial statements have been filed in order to show compliance with The Nasdaq Stock Market, Inc. ("Nasdaq") requirement that Innovative Medical Services (the "Company") maintain a minimum stockholders' equity of $2.5 million for continued listing on the Nasdaq SmallCap Market. For continued listing on the SmallCap Market, the Company must maintain a minimum stockholders' equity of $2.5 million or a minimum market value of listed securities of $35 million or a net income from continuing operations (in latest fiscal year or 2 of the last 3 fiscal years) of at least $500,000. As of April 30, 2003, the Company was not in compliance with any of these standards. As of April 30, 2003, the Company reported stockholders' equity of $2,275,307.


Consequently, Nasdaq notified the Company that it has failed to maintain the stockholders' equity continued listing requirement for the SmallCap Market, and that it would commence procedures to delist the Company's securities from the Nasdaq SmallCap Market unless the Company could provide a plan to regain compliance with the stockholder's equity requirement. The Company provided such a plan in August 2003 to regain compliance for listing on the SmallCap Market. Compliance will be determined upon Nasdaq review of this 8K. The transaction consisted of a s financing arrangement which included the acquisition of a $2,000,000 Trust Deed receivable and $35,000 related accrued interest and issuing a $435,000 note payable resulting in a net increase of $1,600,000 in equity during the period. This note receivable is in exchange for the issuance of fully vested, nonforfeitable equity instruments to a party unrelated to the grantor, and that is fully secured by specific assets other than the equity instruments granted. Nasdaq has required that we file the attached balance sheet, pro-forma balance sheet and the statement of operations by August 22, 2003. The attached balance sheet includes the effect of this financing as well as operations for the two-month period.

Item 7. Exhibits

    Exhibits:

99.1     Pro Forma Financial Statements

99.2     Next9 LLC. Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         INNOVATIVE MEDICAL SERVICES

Date: August 26, 2003                    By:   /s/    Michael Krall
                                            -----------------------------
                                         Name:  Michael Krall
                                         Title: CEO




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